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                                                                     EXHIBIT 5.1



                                April 22, 1994


Healthtrust, Inc. - The Hospital Company
4525 Harding Road
Nashville, Tennessee  37205

          Re:  Healthtrust, Inc. - The Hospital Company
               Registration Statement on Form S-3 relating to $200,000,000 principal amount of
               Subordinated Notes due 2004

Ladies and Gentlemen:

        We have acted as special counsel to Healthtrust, Inc. - The Hospital Company, a Delaware corporation (the "Company"), in connection with the proposed offering by the Company of $200,000,000 principal amount of the
Company's    % Subordinated Notes Due 2004 (the "Notes"), as described in the
Registration Statement on Form S-3 (File No. 33-52403) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation and By-Laws of the Company, as amended to date,
(ii) the Registration Statement, (iii) the applicable resolutions of the Board of Directors of the Company, (iv) the Indenture dated as of March 30, 1993 (the "Indenture") among the Company and The First National Bank of Boston as trustee (the "Trustee"), (v) the proposed form of Purchase Agreement among the Company, Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation (the "Purchase Agreement") and (vi) such other documents, records and instruments as we have deemed necessary or appropriate for the purpose of this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon

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statements and representations of officers and other representatives of the
Company and others. We also have assumed that the Purchase Agreement, when executed and delivered, will be substantially in the form submitted to us for examination.

        We are admitted to the Bar of the State of New York and express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

        Based upon and subject to the foregoing, we are of the opinion that the Notes have been duly authorized by the Company and, when (i) the Registration Statement shall become effective under the Act, (ii) the Purchase Agreement shall have been duly executed and delivered by the parties thereto and (iii) the Notes shall have been duly executed on behalf of the Company and authenticated by the Trustee and issued and delivered pursuant to the Indenture and the Purchase Agreement against payment to the Company of the authorized consideration therefor, the Notes will be validly issued and will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Registration Statement.


                                                           Very truly yours,



                                                           /s/ Dewey Ballantine

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